UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2019 (November 12, 2019)

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

B1, Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland		Not Applicable
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 011-41-22-716-9800

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares	QTNT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.02.	Termination of a Material Definitive Agreement.

As previously disclosed by Quotient Limited (the “Company”) in its Current Report on Form 8-K filed May 31, 2019, the Company entered into an Open Market Sale Agreement, dated May 31, 2019 (the “Sale Agreement”), between the Company and Jefferies LLC, as sales agent and/or principal (the “Agent”), pursuant to which the Company could issue and sell from time to time in an “at-the-market” public offering (“ATM Offering”) ordinary shares having an aggregate offering price of up to $80 million.

Further, as previously disclosed by the Company in its Current Report on Form 8-K filed November 6, 2019, in connection with the commencement of an underwritten public offering of its ordinary shares (the “Underwritten Offering”), the Company suspended offers and sales under the ATM Offering and announced it would determine whether to terminate the ATM Offering or recommence the ATM Offering following the completion of the Underwritten Offering. The Underwritten Offering closed on November 12, 2019, as disclosed by the Company in its Current Report on Form 8-K filed November 12, 2019. Jefferies LLC was one of the representatives of the several underwriters in the Underwritten Offering.

Following the closing of the Underwritten Offering, on November 12, 2019, the Company provided to the Agent a notice of termination, pursuant to which the Company terminated the Sale Agreement effective as of November 13, 2019. The Company has not sold any ordinary shares pursuant to the Sale Agreement, and the Company is not subject to any termination penalties related to the termination of the Sale Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 13, 2019

QUOTIENT LIMITED

By:	/s/ Christopher Lindop
Name: Christopher Lindop
Title: Chief Financial Officer